UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2025

GERMAN AMERICAN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Indiana

(State or other jurisdiction of incorporation)

001-15877	35-1547518
(Commission File Number)	(IRS Employer Identification No.)

711 Main Street
Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 482-1314

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	GABC	Nasdaq Global Select Market

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 1, 2025, German American Bancorp, Inc. (the “Company”) completed its previously announced acquisition of Heartland BancCorp (“Heartland”) pursuant to an Agreement and Plan of Reorganization, dated July 29, 2024 (the “Merger Agreement”), among the Company, German American Bank (the “Bank”), Heartland, and Heartland Bank. Under the terms of the Merger Agreement, Heartland merged with and into the Company, with the Company surviving the merger (the “Merger”). As of the effective time of the Merger, each share of outstanding Heartland common stock (other than shares held in the “HLAN 401(k) Plan” (as such term is defined in the Merger Agreement)) was converted into the right to receive, without interest, 3.90 shares (the “Exchange Ratio”) of German American Bancorp, Inc. common stock, without par value, plus cash-in-lieu of any fractional share created by the Exchange Ratio. Immediately following the Merger, Heartland Bank, an Ohio bank and a wholly-owned subsidiary of Heartland, merged with and into the Bank, with the Bank surviving the merger and continuing its corporate existence.

The beneficial owners of Heartland shares held in the HLAN 401(k) Plan are entitled to receive a cash payment equal to $161.19 per share, which is equal to the Exchange Ratio multiplied by the closing trading price of the Company’s common shares on January 31, 2025. Each option to acquire a share of Heartland common stock outstanding at the closing of the Merger has been cancelled in exchange for the right to receive a cash payment equal to (i) $39.64 per share, which is equal to the Exchange Ratio multiplied by the volume-weighted average price of the Company’s common shares over the ten (10) consecutive trading days ending on January 28, 2025, less (ii) the option exercise price per share, and less (iii) any applicable withholding taxes.

Based on the number of shares of Heartland common stock outstanding at the effective time of the Merger, the Company expects to issue approximately 7.74 million shares of its common stock. In addition, the Company will pay an aggregate of approximately $23.1 million in cash in exchange for shares of Heartland common stock held in the HLAN 401(k) Plan and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As contemplated by the Merger Agreement, on February 1, 2025, and by virtue of the Merger, the Company assumed Heartland’s obligations under its 5.0% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), which have a current outstanding aggregate principal amount of $24,300,000, including the punctual payment of any premium and interest thereon.

The Notes were originally issued by Heartland on May 15, 2020 pursuant to Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited investors. The Notes were offered and sold by Heartland to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended.

The Notes have a maturity date of May 15, 2030 (the “Maturity Date”) and, up to but excluding June 15, 2025, bear interest at a fixed annual rate of 5.0%, payable semi-annually in arrears. From and including June 15, 2025, to but excluding the Maturity Date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then-current three-month Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York plus 490.0 basis points, payable quarterly in arrears. The Notes provide that, upon an event of default with respect to the Notes relating to certain events of bankruptcy, insolvency, or receivership involving the Company, the holder may declare the principal amount of the Notes to be due and payable immediately.

The Notes are redeemable, in whole or in part, at the option of the Company on June 15, 2025, on any scheduled payment date thereafter, and at any time upon the occurrence of certain events. Any redemption of the Notes will be subject to prior regulatory approval to the extent required.

The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. The Notes are unsecured, subordinated obligations of the Company only and are not obligations of, and are not guaranteed by, any subsidiary of the Company. The Notes rank junior in right to payment to the Company’s current and future senior indebtedness. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company.

The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  As contemplated by the Merger Agreement, G. Scott McComb, Heartland’s Chairman, President and Chief Executive Officer immediately prior to the completion of the Merger, and Ronnie R. Stokes, another member of Heartland’s board of directors immediately prior to the completion of the Merger, have been appointed to the Company’s Board of Directors. Mr. McComb was appointed for a term that commenced on February 1, 2025 and expires on the date of the Company’s 2025 annual meeting of shareholders, filling the vacancy caused by the recently reported resignation of Thomas W. Seger. Mr. Stokes was appointed for a term that commenced on February 1, 2025 and expires on the date of the Company’s 2027 annual meeting of shareholders. In order to permit the appointment of Mr. Stokes, the Company’s Board of Directors increased its size from twelve (12) to thirteen (13) members, with such vacancy being added to the class of directors whose term expires at the Company’s annual meeting of shareholders in 2027. Also as contemplated by the Merger Agreement, at the conclusion of their initial terms, Messrs. McComb and Stokes will be nominated to stand for election to an additional term of three (3) years, subject to continued compliance with all applicable corporate governance policies and guidelines of the Company.

Also effective on February 1, 2025, Mr. McComb began serving on the Credit Risk Management Committee and the Wealth Advisory Oversight Committee of the Company, and Mr. Stokes began serving on the Finance & Asset/Liability Management Committee (ALCO) and the Community Reinvestment Act Committee of the Company.

As stated above, Mr. McComb was Heartland’s Chairman, President and CEO, a role he held since 2011. Mr. McComb first joined Heartland in 1999 as Director of Internet Banking. Since then, Mr. McComb served in various senior leadership roles at Heartland Bank including Senior Vice President of Customer Relations, and Executive Vice President and Chief Operating Officer. He was promoted to President in September 2008, CEO in 2009, and Chairman in 2011.

In addition to being a Heartland director, Mr. Stokes is President and Chief Executive Officer at Three Leaf Productions, Inc., which provides integrated marketing and printing services nationwide. He also is an owner of LARS Properties, LLC, which offers real estate investment, property management, and commercial painting services. Mr. Stokes is in his 28th season as the on-air, expert analyst for The Ohio State University’s Men’s Basketball radio network.

For their services as directors, Messrs. McComb and Stokes will each be entitled to receive their pro rata portion of the standard director retainers (cash and equity) and standard cash meeting fees payable to non-employee directors of the Company, as more fully described in the “Description of Director Compensation Arrangements” included as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which description is incorporated herein by reference. Other than being eligible to receive such director compensation and such appointments being required by the Merger Agreement, neither Mr. McComb nor Mr. Stokes has entered into any material plan, contract, or arrangement in connection with their respective appointment as a director. Further, neither Mr. McComb nor Mr. Stokes is a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On February 1, 2025, the Company issued a press release announcing the closing of the Merger. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Reorganization by and among German American Bancorp, Inc., German American Bank, Heartland BancCorp, and Heartland Bank, dated as of July 29, 2024, is incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 29, 2024 (SEC File No. 001-15877).

4.1	Form of Subordinated Note.

99.1	Press release, dated February 3, 2025, issued by German American Bancorp, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules to the subject agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

* * * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.

Date: February 3, 2025	By:	/s/ D. Neil Dauby
D. Neil Dauby, Chairman and Chief Executive Officer